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                                                                      EXHIBIT 12

                         TEXTRON FINANCIAL CORPORATION

                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                            2001       2000       1999       1998       1997
                                          --------   --------   --------   --------   --------
                                                             (In thousands)
Income before income taxes and
  distributions on preferred
  securities............................  $192,445   $191,996   $128,532   $112,626   $108,079
                                          --------   --------   --------   --------   --------
FIXED CHARGES:
Interest on debt........................   268,358    331,865    203,817    155,126    153,127
Estimated interest portion of rents.....     2,270      1,886      1,515      1,198        879
                                          --------   --------   --------   --------   --------
Total fixed charges.....................   270,628    333,751    205,332    156,324    154,006
                                          --------   --------   --------   --------   --------
Adjusted income.........................   463,073    525,747    333,864    268,950    262,085
Ratio of earnings to fixed charges......     1.71x      1.58x      1.63x      1.72x      1.70x
                                          ========   ========   ========   ========   ========

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(1) The ratio of earnings to fixed charges has been computed by dividing income before income taxes and distributions on preferred securities and fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third rental expense as representative of interest portion of rentals.